EXHIBIT 99.1

SYSCO ANNOUNCES CEO KEVIN HOURICAN HAS BEEN APPOINTED CHAIR OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Ed Shirley Steps Down
Larry Glasscock Appointed Lead Independent Director

HOUSTON, APRIL 30, 2024 – Sysco Corporation (NYSE: SYY), the leading global foodservice distribution company, today announced that the Board has appointed President and Chief Executive Officer Kevin Hourican to Chair of the Board of Directors. Edward D. Shirley has stepped down from his position as Chairman of the Board due to personal health reasons. Effectively immediately, Mr. Hourican will serve as Chair of the Board and Chief Executive Officer.
Mr. Hourican said, “On behalf of the entire Company, I would like to thank Ed for his guidance and leadership. His business acumen and vision enabled the Company to advance its Recipe for Growth strategic objectives and effectively manage the company during the tremendous uncertainty of the global pandemic. Sysco is a more resilient company today due to his high standard of excellence, and we deeply thank him for his partnership, friendship and dedication to the Sysco family. I want to personally thank Ed for his outstanding vision and leadership.”
Mr. Hourican continued, “I am deeply honored to be appointed Chair of the board, in addition to my Chief Executive Officer responsibilities of Sysco. I would like to thank the Board for its continued support, and I look forward to working with my fellow directors, and our entire leadership team to maximize value for shareholders, our customers, and our 70,000 plus colleagues.”
Mr. Shirley said, "It has been a great privilege to serve on Sysco’s Board for the last eight years, supporting the Company as it has successfully navigated an ever-evolving macroeconomic and industry landscape. I am proud of the work we've done to serve our shareholders through sound governance, strong oversight and an unwavering commitment to working harder than anyone in the industry to create long-term value.

I am especially proud of the close partnership I have had with Kevin, and I am highly confident he will be an effective Chair and bring strong leadership to the Board.”
Ed joined the Board of Sysco in September 2016 and was appointed Chairman in January of 2020. Prior to Sysco, Ed served as President and Chief Executive Officer of Bacardi Limited, a global beverage and spirits company, from 2012 to 2014. Prior to that, he spent a combined 32 years with The Procter & Gamble Company, with 27 of those years spent as a senior executive with The Gillette Company, a consumer goods company acquired by P&G in 2005.
Sysco today also announced that Larry Glasscock has been appointed Lead Independent Director and will serve as the primary liaison between the independent directors and the CEO as well as presiding at meetings of the non-employee and independent directors. Mr. Glasscock has stepped down as Chair of the Corporate Governance and Nominating Committee and will be replaced by independent director John Hinshaw.

About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 72,000 colleagues, the company operates 334 distribution facilities worldwide and serves approximately 725,000 customer locations. For fiscal year 2023 that ended July 1, 2023, the company generated sales of more than $76 billion. Information about our Sustainability program, including Sysco’s 2023 Sustainability Report and 2023 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.